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                        NATIONSBANK
                 RATIO OF EARNINGS TO FIXED CHARGES




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                                                 9 Months                                                Year Ended
                                                  Ended                                                  December 31
                                            September 30, 1994     1993         1992          1991          1990        1989
Excluding Interest on Deposits

Income before taxes                               1,966,768     $1,991,103   $1,396,213      $108,524     $625,467   $1,287,306

Equity in undistributed earnings
  of unconsolidated subsidiaries                     (1,904)        (4,756)      (1,426)       (1,114)        (668)        (471)

Fixed charges:
     Interest expense (including
       capitalized interest)                        1,997,090    1,420,800      915,880     1,290,755    1,851,513    1,691,394
     Amortization of debt discount and
       appropriate issuance costs                       6,368        6,377        3,000         2,093        2,872        2,863
     1/3 of net rent expense                           86,390       95,786       90,667        81,909       66,195       60,341
Total fixed charges                                 2,089,848    1,522,963    1,009,547     1,374,757    1,920,580    1,754,598

Earnings (excluding capitalized interest)          $4,054,713   $3,509,310   $2,398,329    $1,470,621   $2,533,093   $3,033,954

Fixed charges                                      $2,089,848   $1,522,963   $1,009,547    $1,374,757   $1,920,580   $1,754,598


Ratio of Earnings to Fixed Charges                       1.94         2.30         2.38          1.07         1.32         1.73





Including Interest on Deposits

Income before taxes                                 1,966,768    1,991,103   $1,396,213    $ 108,524   $  625,467   $1,287,306

Equity in undistributed earnings
  of unconsolidated subsidiaries                       (1,904)      (4,756)      (1,426)      (1,114)        (668)        (471)

Fixed charges:
     Interest expense (including
       capitalized interest)                        3,693,877    3,570,079    3,687,650    5,611,057    6,683,262    6,286,088
     Amortization of debt discount and
       appropriate issuance costs                       6,368        6,377        3,000        2,093        2,872        2,863
     1/3 of net rent expense                           86,390       95,786       90,667       81,909       66,195       60,341
Total fixed charges                                 3,786,635    3,672,242    3,781,317    5,695,059    6,752,329    6,349,292

Earnings (excluding capitalized interest)          $5,751,500   $5,658,589   $5,170,099   $5,790,923   $7,364,842   $7,628,648

Fixed charges                                      $3,786,635   $3,672,242   $3,781,317   $5,695,059   $6,752,329   $6,349,292


Ratio of Earnings to Fixed Charges                       1.52         1.54         1.37         1.02         1.09         1.20

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